Filed Pursuant to Rule 424(b)(2)
File No. 333-184753

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 3, 2012

Prospectus supplement

(To prospectus dated November 5, 2012)

$

    % Senior Notes due

Interest payable                      and

Issue price:     %

We will pay interest on the notes at an annual rate equal to     % and will pay interest on              and              of each year, beginning on                     , 2013. The notes will mature on             ,         . We may redeem some or all of the notes at any time before maturity at the redemption prices set forth under the section entitled “Description of the notes—Optional redemption.”

The notes will be unsecured and unsubordinated obligations of People’s United Financial, Inc. and will rank equally among themselves and with all of our other unsecured unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

See the information under “Risk factors” beginning on page S-6 and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total

Public offering price(1)%	$

Underwriting discount and commissions %	$

Proceeds to People’s United Financial, Inc. (before expenses)(1)%	$

(1)	Plus accrued and unpaid interest, if any, from December , 2012

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants, including the Euroclear System or Clearstream Banking, S.A., against payment in New York, New York on or about December     , 2012.

Sole Bookrunner

J.P. Morgan

Co-Managers

Jefferies	Goldman, Sachs & Co.

December     , 2012

Prospectus supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” in the accompanying prospectus and “Where you can find more information” below.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “People’s United Financial,” “we,” “our,” and “us” refer to People’s United Financial, Inc. and its consolidated subsidiaries, including People’s United Bank, our principal banking subsidiary.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in this prospectus supplement or in documents that have been incorporated by reference, by making future filings with the SEC, the information in this prospectus supplement or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information and exhibits in such documents that are deemed, in accordance with the Exchange Act and SEC rules, not to have been filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

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•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•	Current Reports on Form 8-K filed on January 20, 2012, February 28, 2012, April 20, 2012, April 30, 2012, June 25, 2012, July 20, 2012, October 19, 2012 and November 26, 2012.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

People’s United Financial, Inc.

Investor Relations

850 Main Street, 15th Floor,

Bridgeport, Connecticut 06604

(203)  338-6799

Special note regarding forward-looking statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words “expect,” “anticipate,” “believe,” “should,” and similar expressions, and include all statements about People’s United Financial’s operating results or financial position for future periods. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to:

•	changes in general, international, national or regional economic conditions;
•	changes in interest rates;
•	changes in loan default and charge-off rates;
•	changes in deposit levels;
•	changes in levels of income and expense in non-interest income and expense related activities;
•	residential mortgage and secondary market activity;
•	changes in accounting and regulatory guidance applicable to banks;
•	price levels and conditions in the public securities markets generally;
•	competition and its effect on pricing, spending, third-party relationships and revenues;
•	the successful integration of acquired companies; and
•	changes in regulation resulting from or relating to financial reform legislation.

All forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and

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incorporated by reference in this prospectus supplement. These factors include, for example, those discussed in the “Risk factors” section beginning on page S-6 of this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. There is no assurance that any list of risks and uncertainties or risk factors is complete.

Any forward-looking statements made by or on behalf of us in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus speak only as of the date of this prospectus supplement, the accompanying prospectus or such document incorporated by reference in this prospectus supplement or the accompanying prospectus, as the case may be. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Summary

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the notes. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, carefully to understand fully the terms of the notes as well as the other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk factors” section beginning on page S-6 of this prospectus supplement and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, before you determine whether an investment in the notes is appropriate for you.

People’s United Financial, Inc.

People’s United Financial, Inc. is a savings and loan holding company incorporated under the state laws of Delaware and the holding company for People’s United Bank, a federally-chartered stock savings bank headquartered in Bridgeport, Connecticut.

The principal business of People’s United Financial is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail and business banking, and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trusts; cash management; and municipal banking and finance. Through its non-banking subsidiaries, People’s United Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. and People’s United Equipment Finance Corp.; and other insurance services through People’s United Insurance Agency, Inc.

In October 2011, People’s United Bank filed an application with the Office of the Comptroller of the Currency (the “OCC”) to convert to a national bank charter. In connection with this conversion, People’s United Financial intends to submit an application to the Federal Reserve Bank of New York (the “FRB-NY”) to convert to a bank holding company. In connection with doing so, People’s United Financial expects to make an election for financial holding company status.

Our principal executive offices are located at 850 Main Street, Bridgeport, Connecticut 06604, and our telephone number at that address is 203-338-7171.

Summary of offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the notes.”

Issuer	People’s United Financial, Inc., a Delaware corporation

Securities offered	$ aggregate principal amount of % Senior Notes due (the “notes”)

Issue date	December , 2012

Maturity	,

Interest	We will pay interest on the notes at the rate of % per year payable in cash on and of each year, beginning on , 2013.

Optional redemption	At any time prior to , (the date falling three months prior to the maturity date), at our option, we may redeem the notes, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed or (b) a “make-whole” amount described herein, plus in either case accrued and unpaid interest to the redemption date. See “Description of the notes—Optional redemption.”

In addition, at our option, we may redeem the notes, in whole or in part, at any time on or following , (the date falling three months prior to the maturity date), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Ranking	The notes will be People’s United Financial, Inc.’s unsecured unsubordinated obligations and will rank equally with all of its other unsecured unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of its subsidiaries.

As of September 30, 2012, People’s United Financial, Inc.’s consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $23.5 billion, all of which would structurally rank senior to the notes in case of liquidation or otherwise (excluding intercompany liabilities). As of September 30, 2012, People’s United Financial, Inc. (not including its consolidated subsidiaries) had no outstanding unsecured unsubordinated debt or secured debt and approximately $139.9 million of outstanding unsecured subordinated debt.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Restrictive covenants	We will issue the notes under a senior debt indenture between us and The Bank of New York Mellon, as trustee. The senior debt indenture includes provisions that, among other things, restrict our ability to:

•	dispose of, grant security interests in or issue shares of voting stock of People’s United Bank and

•	transfer all or substantially all of our assets or merge or consolidate with or into other entities,

without satisfying the conditions described in the section entitled “Description of the notes—Certain covenants” in this prospectus supplement.

No guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed above under “Ranking.”

Additional notes	We may, without the consent of holders, issue additional notes in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby), provided that such additional notes are fungible with the notes for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any such additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the proceeds for general corporate purposes, including (subject to obtaining required regulatory approval) stock repurchases and contributions of capital or extensions of credit to People’s United Bank.

See the section entitled “Use of proceeds.”

Listing	The notes will not be listed on any securities exchange.

Summary selected consolidated financial information

The following table presents selected summary consolidated financial and other data as of and for the periods presented. The selected historical financial data as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 are derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial data for prior years is derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement and accompanying prospectus. The selected historical data as of September 30, 2012 and 2011 and for the nine-month periods ended September 30, 2012 and 2011 are derived from our unaudited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such unaudited financial statements have been prepared on the same basis as our annual consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

	Nine months ended September 30,		Years ended December 31,
(dollars in millions, except per share data)	2012	2011	2011	2010	2009	2008	2007

Earnings Data:
Net interest income (fully taxable equivalent)	$711.8	$679.1	$921.2	$697.3	$580.2	$640.3	$486.6
Provision for loan losses	37.2	43.0	63.7	60.0	57.0	26.2	8.0
Non-interest income(1)	229.5	235.9	307.6	270.0	284.3	279.6	185.4
Non-interest expense(1)(2)	623.2	641.7	871.9	782.0	659.8	685.0	439.3
Net income	184.1	151.0	192.4	82.5	101.2	137.8	150.7
Operating earnings(3)	190.7	173.6	230.7	122.2	104.3	171.0	190.3

Selected Statistical Data:
Net interest margin	3.94%	4.09%	4.10%	3.67%	3.20%	3.63%	4.13%
Operating net interest margin(3)	3.89	4.02	4.03	3.67	3.20	3.63	4.13
Return on average assets	0.88	0.79	0.74	0.37	0.49	0.68	1.18
Operating return on average assets(3)	0.91	0.90	0.89	0.55	0.50	0.84	1.49
Return on average tangible assets	0.96	0.85	0.80	0.41	0.53	0.73	1.19
Return on average stockholders’ equity	4.7	3.8	3.6	1.5	2.0	2.6	4.2
Return on average tangible stockholders’ equity	8.1	6.2	6.0	2.3	2.8	3.7	4.3
Operating return on average tangible stockholders’ equity(3)	8.4	7.1	7.2	3.4	2.9	4.6	5.5
Efficiency ratio(3)	62.2	64.5	64.0	73.3	72.7	65.8	56.1

	Nine months ended September 30,		Years ended December 31,
(dollars in millions, except per share data)	2012	2011	2011	2010	2009	2008	2007

Financial Condition Data:
Total assets	$28,576	$27,200	$27,553	$25,032	$21,257	$20,168	$13,555
Loans	21,040	20,136	20,385	17,323	14,099	14,547	8,894
Securities	3,787	2,540	2,931	3,033	902	1,902	61
Short-term investments(4)	64	779	411	1,120	3,492	1,139	3,516
Allowance for loan losses	186	177	183	173	173	158	73
Goodwill and other acquisition-related intangibles	2,160	2,151	2,174	1,962	1,515	1,536	104
Deposits	21,363	20,487	20,816	17,933	15,446	14,269	8,881
Borrowings	1,524	881	857	1,011	159	188	—
Subordinated notes and debentures	160	159	160	182	182	181	65
Stockholders’ equity	5,107	5,282	5,215	5,216	5,101	5,174	4,445
Non-performing assets(5)	294	305	337	303	206	94	26

Ratios:
Net loan charge-offs to average loans	0.22%	0.28%	0.28%	0.40%	0.29%	0.10%	0.10%
Non-performing assets to originated loans, real estate owned and repossessed assets(5)	1.59	1.88	2.00	2.10	1.45	0.64	0.29
Originated allowance for loan losses to originated loans(5)	0.95	1.09	1.05	1.20	1.22	1.08	0.82
Average stockholders’ equity to average total assets	18.7	20.7	20.3	24.4	24.8	25.6	28.1
Stockholders’ equity to total assets	17.9	19.4	18.9	20.8	24.0	25.7	32.8
Tangible stockholders’ equity to tangible assets	11.2	12.5	12.0	14.1	18.2	19.5	32.3
Total risk-based capital(6)	14.1	14.9	13.9	14.5	14.1	13.4	33.4

(1)	Income and expenses associated with merchant services and customer derivatives are presented net in non-interest income for all periods.

(2)	Includes a total of $9.8 million and $33.8 million of merger-related expenses and one-time charges for the nine months ended September 30, 2012 and 2011, respectively. Includes a total of $56.8 million, $58.9 million and $4.5 million of merger-related expenses, core system conversion costs and one-time charges for the years ended 2011, 2010 and 2009, respectively. Also includes an FDIC special assessment charge of $8.4 million in 2009, $51.3 million of merger-related expenses and other one-time charges in 2008, and a $60.0 million contribution to The People’s United Community Foundation in 2007.

(3)	See Non-GAAP Financial Measures and Reconciliation to GAAP in our quarterly report on Form 10-Q for the period ended September 30, 2012 and in our annual report on Form 10-K for the year ended December 31, 2011, each incorporated by reference herein.

(4)	Includes securities purchased under agreements to resell.

(5)	Excludes acquired loans. See Asset Quality in our quarterly report on Form 10-Q for the period ended September 30, 2012 and in our annual report on Form 10-K for the year ended December 31, 2011, each incorporated by reference herein.

(6)	Total risk-based capital ratios presented are for People’s United Bank and, as such, do not reflect any additional capital residing at People’s United Financial, Inc. See Regulatory Capital in our quarterly report on Form 10-Q for the period ended September 30, 2012 and in our annual report on Form 10-K for the year ended December 31, 2011, each incorporated by reference herein.

Risk factors

Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any notes, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Risks relating to the notes

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Board of Governors of the Federal Reserve System and the OCC affect the ability of People’s United Bank to pay dividends and other distributions to us and to make loans to us. If People’s United Bank or another subsidiary is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of People’s United Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. At September 30, 2012 the aggregate amount of all debt and other liabilities of our consolidated subsidiaries, including deposits, that would structurally rank senior to the notes was approximately $23.5 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to any of our secured indebtedness.

The notes will be effectively subordinated to any secured debt People’s United Financial may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that is secured will be entitled to be paid in full from the pledged assets before any payment may be made with respect to the notes from any proceeds related to such assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, except to the extent described under “Description of the notes—Certain covenants—Limitation on disposition of stock of People’s United Bank,” we are not restricted under the indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities.

In addition, the indenture and the notes do not contain, among other things, provisions which would afford holders of the notes protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of the notes, except to the extent described under “Description of the notes—Certain covenants” included in this prospectus supplement.

The notes are not insured or guaranteed by the FDIC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intends to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop or any such market may not have sufficient liquidity.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

The price of the notes in any secondary market can be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market price of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates.    We expect that the market price of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market price of the notes would be expected to decrease.

Our credit rating, financial condition and results.    Actual or anticipated changes in our credit ratings or financial condition may affect the market price of the notes. In general, if our credit ratings or financial condition change adversely, the market price of the notes would be expected to decrease.

The impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market price of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market, if any, for, or trading price of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading price of, the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $         after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the proceeds for general corporate purposes, including (subject to obtaining required regulatory approval) stock repurchases and contributions of capital or extensions of credit to People’s United Bank.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2012:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance of the notes offered hereby.

The table should be read in conjunction with the financial statements incorporated herein by reference.

	As of September 30, 2012
(Unaudited, dollars in millions)	Actual	As adjusted

Cash and cash equivalents	$422.0	$

Long-term debt (including current portion)
FHLB advances	$629.3		$629.3
5.80% fixed rate/floating rate subordinated notes due 2017	119.7		119.7
Floating rate subordinated notes due 2038	20.2		20.2
11% fixed rate subordinated notes due 2019	20.5		20.5
% Senior notes due offered hereby	—

Total long-term debt	$789.7	$

Stockholders’ equity
Common stock, ($0.01 par value; 1.95 billion shares authorized; 395.9 million shares issued)	$3.9		$3.9
Additional paid-in capital	5,263.9		5,263.9
Retained earnings	750.1		750.1
Treasury stock, at cost (48.3 million shares)	(656.2)		(656.2)
Accumulated other comprehensive loss	(79.0)		(79.0)
Unallocated common stock of Employee Stock Ownership Plan, at cost (8.4 million shares)	(175.3)		(175.3)

Total stockholders’ equity	$5,107.4		$5,107.4

Total capitalization	$5,897.1	$

Description of the notes

We will issue the notes under a senior debt indenture (the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). By its terms the Indenture incorporates certain provisions of the Trust Indenture Act of 1939 as in effect on the date of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes.

The following describes certain terms and provisions of the notes. This description is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture.

In this “Description of the notes,” unless otherwise indicated, all references to “People’s United Financial,” “we,” “us,” and “our” are only to People’s United Financial, Inc. and not to any of its subsidiaries.

General

The notes initially will be limited to an aggregate principal amount of $            , subject to our ability to “reopen” the series of notes and issue additional notes of the same series as described below under “—Issuance of additional notes”. The notes will be issued only in registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Payment of the full principal amount of the notes will be due on                     ,             .

The notes are unsecured unsubordinated obligations of ours and will rank equally with our other unsecured unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness of ours to the extent of the value of the collateral securing such indebtedness. The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency.

We are a holding company and we conduct substantially all of our operations through our principal subsidiary, People’s United Bank, and our other subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of People’s United Bank to pay dividends or make other payments to us. See “Item 1. Business—Supervision and Regulation—People’s United Bank—Federally Chartered Savings Bank Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2011.

In addition, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice to or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of People’s United Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. As of September 30, 2012, our consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $23.5 billion (excluding intercompany liabilities), all of which would structurally rank senior to the notes in case of liquidation or otherwise. As of September 30, 2012, People’s United Financial (not including our consolidated subsidiaries) had no outstanding unsecured unsubordinated debt or secured debt and approximately $139.9 million of outstanding unsecured subordinated debt.

We may, from time to time, without notice or consent from the holders of the notes, incur additional unsubordinated indebtedness ranking equally with the notes, as well as secured unsubordinated indebtedness effectively ranking senior to the notes to the extent of the value of the collateral securing such indebtedness and subordinated indebtedness ranking junior to the notes.

The notes are not subject to any sinking fund.

Issuance of additional notes

We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions (except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby), provided that such additional notes are fungible with the notes for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture. There is no limitation on the amount of other debt securities we may issue under the Indenture.

Interest

The notes will bear interest at a fixed rate of     % per annum. We will pay interest semi-annually on              and              of each year, beginning on                     , 2013. All payments of interest will be made to the persons in whose names the notes are registered on the 15th calendar day prior to the interest payment date, whether or not such day is a business day. Interest on the notes at maturity will be payable to the persons to whom principal is payable. A “business day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.

We will compute the amount of interest payable on the notes on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the date of maturity of the notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without any interest or other payment with respect to the delay.

Payments of principal, interest and other amounts on the notes issued in book-entry form will be made as described below under “—Book entry; delivery and form.”

Optional redemption

At any time prior to                 ,          (the date falling three months prior to the maturity date), at our option, we may redeem the notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date, or

•

the sum of the present values of the remaining principal amount and scheduled payments of interest through the maturity date on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus          basis points plus accrued and unpaid interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Company obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC or any of its affiliates, and its successors, and (2) any four or more other primary U.S. Government securities dealers in New York City selected by us (each a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

In addition, at our option, we may redeem the notes, in whole or in part, at any time on or following                     ,              (the date falling three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

We understand that under the current practice of the Depository Trust Company, or DTC, if we elect to redeem less than all of the notes, DTC would determine by lot the notes to be redeemed. If at the time of a partial redemption, individual notes have been issued in definitive form, the Trustee will select in a fair and appropriate manner the notes to be redeemed.

Certain covenants

Limitation on disposition of stock of People’s United Bank

The Indenture contains a covenant by us that, so long as any of the notes are outstanding, we shall not, directly or indirectly, sell, assign, grant a security interest in or otherwise dispose of any shares of voting stock of People’s United Bank, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of voting stock of People’s United Bank, nor will we permit People’s United Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of People’s United Bank.

The above covenant is subject to our rights in connection with a consolidation or merger of People’s United Financial with another person or a conveyance, transfer or lease of all or substantially all of our assets to another person. The covenant also will not apply if both:

•	the disposition in question is made for fair market value, as determined by the board of directors of People’s United Financial; and

•

after giving effect to the disposition, we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of People’s United Bank or any successor to People’s United Bank, free and clear of any security interest.

The above covenant also does not restrict People’s United Bank from being consolidated with or merged into another domestic banking institution if, after the merger or consolidation, (1) People’s United Financial, or its successor, owns, directly or indirectly, at least 80% of the voting stock of the resulting bank, free and clear of any security interest, and (2) treating for purposes of the Indenture the resulting bank as People’s United Bank, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. The above covenant shall also not prohibit a pledge made or a lien created to secure loans or other extensions of credit by People’s United Bank to People’s United Financial or any direct or indirect wholly owned (except for directors’ qualifying shares) subsidiary of People’s United Financial subject to Section 23A of the Federal Reserve Act.

The foregoing shall also not prohibit sales, assignments, pledges, transfers or other dispositions or issuances that are made (i) to a direct or indirect wholly owned (except for directors’ qualifying shares) subsidiary of People’s United Financial, (ii) in compliance with an order of a court or regulatory authority of competent jurisdiction or (iii) in compliance with a condition imposed by or an undertaking made to any such court or regulatory authority in connection with an acquisition by People’s United Financial, directly or indirectly, of any other person.

As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees irrespective of the happening of a contingency.

Limitation on merger, conveyance, transfer or lease of assets

We may, without the consent of the holders of the notes, consolidate or merge with any other person or convey, transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into us, provided that:

•	the successor is a person organized under U.S. laws;

•	the successor, if not us, assumes our obligations on the notes and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other specified conditions are met.

Events of default

The Indenture defines an event of default with respect to the notes as any one of the following events:

•	default in the payment of interest on the notes and continuance of that default for 30 days;

•

default in the payment of the principal of, or premium, if any, on, the notes when due and payable, whether at their stated maturity or by declaration or acceleration, call for redemption or otherwise;

•

failure by us for 90 days after notice by the Trustee or the holders of not less than 25% in principal amount of the outstanding notes to perform any of the other covenants or agreements in the Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of People’s United Financial or People’s United Bank.

If any event of default with respect to the notes occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. No such declaration is required upon the specified events of bankruptcy, reorganization or insolvency referred to above. Subject to the conditions set forth in the Indenture, the holders of a majority in principal amount of the outstanding notes may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

The Indenture requires the Trustee, within 90 days after the occurrence of a default known to it, to give the holders of the notes notice of the default if uncured or not waived. The Trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the Trustee may not withhold the notice in the case of a default in the payment of principal, premium or interest on the notes. The Trustee may not give the above notice until at least 30 days after the occurrence of a default in the performance of a covenant in the Indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to the notes.

Other than the duty to act with the required standard of care during a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless the holders have offered to the Trustee reasonable security or indemnity. The Indenture provides that the holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the notes, or exercising any trust or other power conferred on the Trustee. However, the Trustee may decline to act if the direction is contrary to law or the Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

The Indenture includes a covenant requiring us to file annually with the Trustee a certificate of no default, or specifying any default that exists.

Satisfaction and discharge; defeasance

The Indenture will generally cease to be of any further effect with respect to the notes if:

•	we have delivered to the Trustee for cancellation all notes (with certain limited exceptions); or

•

all notes not previously delivered to the Trustee for cancellation have become due and payable, or will become due and payable at maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of the notes not theretofore delivered to the Trustee for cancellation; including principal (and premium, if any) and interest due or to become due on the later of the date of deposit or such date of maturity or redemption date.

In either case, we must also pay or cause to be paid all other sums payable by us under the Indenture.

The Indenture also contains a provision that permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to the notes then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants, including, the covenant described under “—Certain covenants—Limitation on disposition of stock of People’s United Bank”, and the consequences of the occurrence of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the Trustee money and/or U.S. government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to pay in full the remaining payments of interest and principal on the notes to maturity or an earlier redemption date. As used in the Indenture, “U.S. government obligations” are: (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel that the holders of the notes will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or be based upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to the notes, then even if there were a default under the defeased covenant, payment of notes could not be accelerated. We may exercise our defeasance option with respect to the notes even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of the notes may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the notes. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Amendments

We and the Trustee may modify the Indenture with the consent of the holders of not less than a majority in principal amount of the notes. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of the notes;

•	reduce the principal amount of, or premium, if any, on, the notes;

•	change the rate or method of computation of the interest on the notes;

•	change the currency or currencies in which the notes are payable;

•	reduce the amount payable, including any premium payable upon, the optional redemption of the notes or change the time at which any of the notes may be redeemed;

•	impair the right to institute suit for the enforcement of any payment on the notes on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders of outstanding notes required to consent to any modification, amendment or any waiver under the Indenture; or

•	change the provisions in the Indenture that relate to its modification or amendment.

In addition, we and the Trustee may amend the Indenture without the consent of the holders of the notes for any of the following purposes:

•	to evidence the succession of another company to us;

•	to add to our covenants or to surrender any right or power conferred upon us;

•	to add any additional events of default;

•	to permit or facilitate the issuance of notes in bearer form, certificated form or global form;

•	to conform the text of the Indenture to any provision of the “Description of the notes” in this prospectus supplement;

•	to provide security for or a guarantee of the notes;

•	to provide for successor trustees or the appointment of more than one trustee;

•	to cure any ambiguity, omission or defect or to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof; or

•	to make any other provisions as we may deem necessary or desirable, provided such provisions shall not adversely affect the legal rights of the holders of the notes in any material respect.

Information concerning the trustee

We and our subsidiaries may maintain deposits or conduct other banking transactions with the Trustee in the ordinary course of business.

Book-entry; delivery and form

The notes will be issued in the form of one or more registered notes in global form, without interest coupons. The global notes will be deposited on the issue date with DTC, as depository, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC (including the Euroclear System or Clearstream Banking, S.A.) or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

Except as described below, the global notes may be transferred in whole, and not in part, solely to another nominee of DTC or a successor to DTC or its nominee. All interests in the global notes will be subject to the procedures and requirements of DTC.

Each global note will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global notes will not be exchangeable for certificated notes.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global note. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global notes and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global notes by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the notes. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of those notes in certificated form. Those laws may impair your ability to transfer beneficial interests in a global note.

DTC has advised us that upon the issuance of a global note and the deposit of that global note with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global note to the accounts of DTC participants.

We will make payments on notes represented by a global note to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment on a global note, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that note, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global note held through those DTC participants, as is now the case with notes held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we, the Trustee nor any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global note is exchangeable for certificated notes registered in the name of a person other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global note or DTC ceases to be registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered as depositary for the notes;

•	we determine in our discretion that the global note will be exchangeable for certificated notes in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the notes.

Any global note that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated notes in registered form, and of like tenor and of an equal aggregate principal amount as the global note, in denominations of $2,000 and integral multiples of $1,000. The registrar for the notes will register the certificated notes in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global note. We will make payment of any principal and interest on the certificated notes and will register transfers and exchanges of those certificated notes at the corporate trust office of The Bank of New York Mellon. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the notes.

Except as provided above, as an owner of a beneficial interest in a global note, you will not be entitled to receive physical delivery of notes in certificated form and will not be considered a holder of notes for any purpose the Indenture. No global note will be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global note or the Indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to take any action that a holder is entitled to take under the notes or the Indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global clearance and settlement procedures

Initial settlement for global notes will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

Interests in the global notes may be held through Clearstream or Euroclear, and Clearstream customers and/or Euroclear participants may conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Certain United States federal income and estate tax consequences to non-U.S. holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States federal withholding tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address and certain other information, as applicable, on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States federal income tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States federal estate tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” as described above under “United States Federal Withholding Tax” but without regard to the statement requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional withholding requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest income paid after December 31, 2013 and the gross proceeds from a disposition of debt obligations occurring after December 31, 2016 paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and proposed United States Treasury regulations would extend this grandfathering provision to obligations that are outstanding on January 1, 2013. These proposed Treasury regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. You should consult your tax advisors regarding this legislation and whether it may be relevant to your purchase, ownership and disposition of the notes.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) which is subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other federal, state, local, non-U.S. or other laws or regulations that are similar to one or more provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and any entity whose underlying assets are considered to include “plan assets” any such plan, account or arrangement (each of which we refer to as a “Plan”).

General fiduciary matters.     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under applicable Similar Law.

In considering the purchase or holding of the notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The underwriters or the issuer may be parties in interest or disqualified persons with respect to many ERISA Plans and the purchase and/or holding of notes by an ERISA Plan with respect to which the issuer, an underwriter or certain of the issuer’s or underwriter’s affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provide a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation.     Each purchaser and holder of notes will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the acquisition and holding of a note (or any interest therein) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The acquisition, holding and, to the extent relevant, disposition of notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the “underwriters”), for whom J.P. Morgan Securities LLC is acting as representative (the “representative”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Principal
Underwriter	amount of notes

J.P. Morgan Securities LLC	$
Jefferies & Company, Inc.
Goldman, Sachs & Co.

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount of the notes. The underwriters and the selling group members may allow a discount of     % of the principal amount of the notes on sales to other brokers/dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately $         for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by People’s United Financial, Inc.

Per note	%

We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representative, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities that are substantially similar to the notes, that are issued or guaranteed by us and that have a tenor of more than one year.

The notes are new issues of securities with no established trading market. One or more underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the subsidiary guarantors; and

(b)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Validity of notes

The validity of the notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

Experts

The consolidated financial statements of People’s United Financial, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

PEOPLE’S UNITED FINANCIAL, INC.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “PBCT.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, and are not savings accounts, deposits or other obligations of any bank or savings association and will not be insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 5, 2012

Unless the context requires otherwise, references to “we,” “us,” “our,” “People’s United” or similar terms are to People’s United Financial, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and units in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities.

We may use this prospectus in the initial sale of the securities listed above.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in this prospectus or in documents that have been incorporated by reference, by making future filings with the SEC, the information in this prospectus or incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional

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documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information and exhibits in such documents that are deemed, in accordance with the Exchange Act and SEC rules, not to have been filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	Current Reports on Form 8-K filed on January 20, 2012, February 28, 2012, April 20, 2012, April 30, 2012, June 25, 2012, July 20, 2012 and October 19, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on February 22, 2007 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

People’s United Financial, Inc.

Investor Relations

850 Main Street, 15th Floor,

Bridgeport, Connecticut 06604

(203) 338-6799

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are offering these securities only in jurisdictions where such offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

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THE COMPANY

People’s United Financial, Inc. is a savings and loan holding company incorporated under the state laws of Delaware and the holding company for People’s United Bank, a federally-chartered stock savings bank headquartered in Bridgeport, Connecticut. In October 2011, People’s United Bank filed an application with the Office of the Comptroller of the Currency to convert to a national bank charter. In connection with this conversion, People’s United Financial intends to submit an application to the Federal Reserve Bank of New York to convert to a bank holding company. In connection with doing so, People’s United Financial expects to make an election for financial holding company status.

The principal business of People’s United Financial is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail and business banking, and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and New York, and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties, and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trusts; cash management; and municipal banking and finance. Through its non-banking subsidiaries, People’s United Bank offers: brokerage, financial advisory services, investment management services and life insurance through People’s Securities, Inc.; equipment financing through People’s Capital and Leasing Corp. and People’s United Equipment Finance Corp.; and other insurance services through People’s United Insurance Agency, Inc.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

People’s United Financial is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from People’s United Bank and our other subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 850 Main Street, Bridgeport, Connecticut 06604, and our telephone number at that address is 203-338-7171.

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CONSOLIDATED EARNINGS RATIOS

Our consolidated ratios of earnings (from continuing operations) to fixed charges and earnings (from continuing operations) to combined fixed charges and preferred stock dividends for each of the five fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and the nine months ended September 30, 2012 are as follows:

	Nine Months Ended September 30, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges (1)
Excluding interest on deposits	13.99	9.42	5.60	6.64	8.37	18.55
Including interest on deposits	4.04	3.02	1.88	1.73	1.71	1.99
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1), (2)
Excluding interest on deposits	13.99	9.42	5.60	6.64	8.37	18.55
Including interest on deposits	4.04	3.02	1.88	1.73	1.71	1.99

(1)	Earnings consists of income from continuing operations before income tax expense plus fixed charges. Fixed charges consists of interest and debt expense, amortization of deferred debt costs, and one-third of rent expense, which approximates the estimated interest portion of rent expense. These ratios are presented both including and excluding interest on deposits.
(2)	There were no preferred shares outstanding during the periods presented; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges for the periods presented.

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USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of our securities or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay debt until we are ready to use them for their stated purpose.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Robert E. Trautmann, our General Counsel, or such other legal officer as we may designate from time to time, and Simpson Thacher & Bartlett LLP, New York, New York. Mr. Trautmann beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of People’s United Financial, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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